Composite Technology Corporation
Fourth Quarter and Year End 2009 Conference Call
December 15, 2009-12-15

Operator:                                        Good day, ladies and gentlemen, and thank you for standing by.  Welcome to the Composite Technology Fourth Quarter and Year End 2009 Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  And for participants using speaker equipment, it may be necessary to lift the handset before making a selection.  The conference is being recorded today, Tuesday, December 15, 2009.

I would now like to turn the conference over to Mr. James Carswell, VP of Investor Relations.  Please go ahead, sir.

James Carswell:                            Thank you.  And welcome to the earnings call of Composite Technology Corporation, also referred to as CTC, for the 2009 fiscal year ended September 30, 2009.  With us today on the call are Benton Wilcoxon, our Chief Executive Officer; and DJ Carney, our Chief Financial Officer; Marv Sepe, our Chief Operating Officer; and John Brewster, our new Chief Commercial Officer and the new President of our subsidiary, CTC Cable Corporation.

Before we get started, I’d like to read a brief Safe Harbor statement and then turn the call over to Benton.  Statements made during this call and which are not strictly historical in nature constitute forward-looking statements.  Such statements include, but are not limited to, statements regarding potential sales of ACCC conductors and related products; expectations regarding ACCC conductor revenues, costs, expenses, and cash flows for fiscal 2010; expectations regarding any current or future litigation; top line growth and earnings potential with CTC businesses; and the company’s position in the energy, efficiency, smart grid, or alternative energy space; as well as the company’s plans for future CTC Cable sales in the US or internationally; plans for development efforts in the CTC Cable business; expectations for current and future CTC Cable sales orders; and manufacturing; and anticipated financial results for fiscal 2010.

Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause CTC’s actual results to be materially different from those expressed or implied in such forward-looking statements.  Reference should be made to all risk factors disclosed in the company’s most recent Annual Report on Form 10 filed with the SEC yesterday, December 14, 2009.

These risks include, but are not limited to, a number of known and unknown risks and uncertainties, including, but not limited to, resolution of pending and threatened litigation matters involving CTC or its subsidiaries, including the discontinued DeWind subsidiary; resolution of disputes with CTC’s or its subsidiaries’ creditors; competition with larger companies; development and demand for a new technology; general economic conditions; the available of funds for future capital expenditure and financing in general by us and our customers; availability of timely financing; cash flow; securing sufficient quantities of essential raw materials; timely delivery by suppliers; ability to maintain quality control; collection-related and currency risks of international transactions; the successful outcome of joint venture negotiations or the company’s ability to manage growth; the risk that customers use our CTC technology may not grow as anticipated; the risk that the anticipated market opportunities may not materialize at expected levels; and the risk that the company’s activities may not result in the growth of possible revenue; risks related to the company’s financial well-being; sourcing (sp?) of materials; and the risk that the company will continue as a going concern.  That actually was eliminated.

All forward-looking statements are qualified in their entirety by the cautionary statements, and CTC is providing this information as of the date of this call.  It does not take any obligation to update any forward-looking statements discussed in the call as a result of new information, future events, or otherwise, other than required under the applicable Securities Laws.

And now, I’d like to turn the call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon:                         Thank you, James.  Our agenda for today’s call will be as follows.  First, our CFO, DJ Carney, will provide commentary on our financial results.  Then, I will provide some color about the year and talk about near- and mid-term objectives and opportunities for the business and the status of our potential orders.  First, we will take questions…  And then finally, we will take questions on the results.

I’d now like to turn over the call to our CFO.

DJ Carney:                                     Thanks, Benton.  I’ll take a few minutes to walk through the financial results for the year and the fourth quarter, beginning with the P&L and then on to our balance sheet.

Consolidated revenues from continued operations of CTC Cable for the year were 19.6 million on over 2,800 kilometers of ACCC products.  Revenues declined 13.1 million from 32.7 million, primarily on revenue declines from China of 14.4 million and revenue declines of 6 million from Europe, which were offset by increases in North America of 4.6 million and orders in new markets of 3.1 million, including Latin America, the Middle East, and Indonesia.  The revenue decline in China was due to—was a result of decreases in order quantities from our distribution channel and was attributable to lower spending in China for the types of lower-voltage installations where ACCC conductor has been installed.  The revenue decline in Europe is due to a single large order in Poland in 2008 that did not recur in 2009, although we expect to get additional orders from this customer in 2010 or 2011.

The revenue increase in the US is due to increased and more effective sales and marketing efforts, as well as an increased adoption of ACCC conductor due to design wins and as our refined marketing message of greater efficiency is more broadly received and better understood.  The US market was a bright spot for us in 2009, growing over 500% from 2008 levels.

We are also pleased with our new market expansion into markets other than China and the US.  We received our first substantial order from a distributor in the Middle East in 2009, as well as initial sales to our distributors in Indonesia.  Both of these distributors gave us additional ACCC orders last week, valued at $2.7 million.

The September 2009 quarterly revenues improved by 53%, or 1.9 million, to 5.5 million as compared to 3.6 million in the June quarter.  The increase was due to a change in higher ASP ACCC conductor in September as compared to June.  Orders from our historically large customer in China continued to decline but were offset by order wins in other geographies.

The current backlog of 9.2 million consists primarily of orders outside of China, while 45% of our backlog a year ago was related to China.  As Benton will discuss later in the call, restarting the China market is a very current and key initiative for the company moving forward.

Our net loss from continuing operations for the year increased to 19.4 million from 10.1 million in the prior year due to the net effect of 6.3 million lower—gross margin from lower sales, a 4.2 million increase in operating expenses, and decreased interest and other expenses of $1.2 million.

Gross profit margins for the year of 27% of revenues decreased from the 2008 levels of 35% due to the loss of high-margin core sales from China.  However, we see several areas of improvement to our margins later in 2010 for two reasons.  First, our shipment of 2,800 kilometers of product represents a very low plant utilization for our ACCC core plant.  Since this plant has a large fixed cost component to operate, as sales volumes increase, we expect to see per unit margin improvement.  Second, the price of a primary raw material has decreased from 2008 due to lower worldwide demand for aerospace-grade carbon and as a result of the economic downturn.  While this lower price may not be permanent, we expect to see cost savings in 2010.

Of the $4.2 million operating expense increase, 2.3 million was due to increases in noncash depreciation and stock compensation charges.  The remaining 1.9 million increase was primarily due to increased cash basis sales and marketing expenses due to increased headcounts, a new website, and other marketing spending, as well as increased legal costs related to the defense of our intellectual properties position.

On discontinued operations, the company sold substantially all of the assets and operating liabilities of DeWind to Daewoo Shipbuilding and Marine Engineering, or DSME, on September 4, 2009.  Accordingly, we reclassified all operations of the DeWind segment to discontinued operations for the year, and we reclassified all of the remaining DeWind assets and liabilities to net assets for discontinued operations.  DeWind lost 54.3 million through September 2009, including operating expenses of $20 million, asset impairment charges of 23.4 million, and 9.4 million in negative gross margins on revenues of 47.7 million.  Since DSME hired all of DeWind’s employees and assumed nearly all of the contracts of DeWind, the cash requirements of the company after the sale have been significantly decreased.  The net assets that remain with the company consist of receivables and deferred revenues related to licensing contracts in China and payables and warranty obligations for the former DeWind UK subsidiary.  Included in these payables are disputed and former inter-company loans payable to an insolvent DeWind German subsidiary.

I will now turn to the balance sheet.  We ended the year with total cash of 41.2 million, consisting of unrestricted cash of 24 million and an additional 17.2 million of cash escrowed under the DSME deal.  We expect to be able to recover 5.5 million of the escrowed cash in the near term, with the remainder of the cash escrowed for release in fiscal 2011 and beyond.  Our cash position and substantially lower than expected cash burn rate along with expected sales levels has resulted in the removal of the going concern opinion by our auditors, a first for the company and one which we believe removes a significant barrier to the increased commercialization of ACCC products.

And with that, I will turn the call over to our CEO, Benton Wilcoxon, to discuss business opportunities and the business moving forward.  Benton?

Benton Wilcoxon:                          Thank you, DJ.  Today, we’re going to start with the—some information on our CTC Cable division, since that’s now the most important aspect of the company.

Yesterday, we announced an addition to our team which we will welcome today, John Brewster, who joins us as the head of CTC Cable, as well as to act as our Chief Commercial Officer.  John brings 30 years—at least 30 years—of experience in the power industry, as well as his recent involvement with a startup company in the green environmental area.  John is convinced that our proven ACCC conductor is now poised for significant success, since it has the best combination of energy efficiency, increased capacity, and ROI.  He is developing plans to convince utilities that they really cannot ignore this value, given the fact that we have so many thousands of miles deployed successfully over the last four years, and that it really is a proven and adopted product.

The quarter proved to be a challenge to the business, as lingering global economic uncertainty continued to delay planned projects and impacted orders and revenues and even those projects which were already negotiated.  We believe the sag in orders is temporary, and we expect this order flow to return to previous levels and even move forward from that in the year 2010.  We had expected some of it in the last part of 2009, but we do not believe we will see any impact on this until the 2010 calendar quarters.

The pipeline has now moved over different geographic markets, expanding in our global expansion plans due to our recent sales and technical certification activities.  There’s also been significant process in reducing the material costs and looking for alternate ways to address manufacturing costs.  Our goal is to bring our product pricing into a range where the economic model for the use of ACCC conductor matches the superior technical performance of the product in each market area.  In addition, for the recent EPRI high-temperature low-sag report, ACCC conductor has achieved a faster adoption in the field than any recent bare overhead conductor offering since the original introduction of the steel core conductors in the very late 1890s.  We see this as a solid vote of confidence by the industry in the technology.  Our intent is to bring all of these factors together to advance the business, and to this end, we have added John to the team, and he will be adding a few other members to the team in the next coming weeks to increase our ability to market and sell the cable not only in North America but throughout the world.

Looking to the—what has been accomplished, we recently completed the first part of an installation of a live line, done with helicopters by the engineering company, Quanta, a South African engineering company, for an installation in Johannesburg, South Africa.  It’s quite an exciting project and has drawn lots of attention from other markets in Africa, and we are in the process of negotiating with several parties on other potential lines in Africa.

In the US, of course, our revenues last year grew to 5.4 million from 800,000 the year prior.  The US market is growing, not as fast as we would like, but we have now added significant sales teams in place.  We still have a couple of open areas which we are filling in terms of geographic locations in the United States, and we expect that these markets will be improving rather quickly.  We’re in detailed negotiations with a major conductor manufacturer in North America on a manufacturing and distribution agreement for certain particular areas and certain particular customers.  We hope that this can be announced in the next—within the next quarter, certainly.

Indonesia and the Middle East manufacturers both have brought us recently some significant orders, which demonstrates they’re increasing their activity, and they have several in the pipeline to follow through.  As these details of each one and shipping schedules. We’ll be announcing these in various press releases so that all the shareholders can track the progress of the company.

We now track the potential projects through a complete database, and we’ve tasked our sales teams to provide a constant follow-up on the opportunities identified.  We track projects globally and apply our resources to capture the high probability targets in each market.  One of those markets we’ve made a substantial investment into is Latin America, from Mexico to South America, where we have now a constant sales presence in these locations.  Strategic partnerships are forming, and we’re closing in on qualification of a regional strander that will allow low-cost stranding in excess of certain protected South American markets.  Existing tariff structures in markets like Brazil impose a huge penalty on imported conductor products which, of course, is a market protection strategy.  In the past, we were unable to overcome this price penalty when bidding on transmission line projects.  With the current strategy, we have - very soon will be able to have the strander engaged and to have the ability from this adjacent country to—through treaties with Brazil and other countries—to avoid tariffs imposed on imports.  And therefore, we will not have the problem of importing a product from the US at an additional large price point difference.  We see this as an exceptional opportunity to quickly serve these markets which have had some successes and definitely has created quite a degree of excitement in some of the conferences in those areas.

Our sales teams have been visiting the regional grids and private transmission companies on a nonstop basis.  We’re now at the point where early-stage projects and demonstration lines can be installed in each of these areas.  Now, these lines will be followed by substantial transmission corridors over the next couple of years.  We’re achieving type registration, which is a form of qualification for ACCC conductors in several of these markets which allow the product to be used on future projects without further testing.  This broadens the market acceptance and shortens the time to market.

We recently presented in a transmission conference in Central America, in which some of our current users in Latin America of ACCC conductors explained the advantages and effects that their installation had on energy savings and the excellent solution that it provided for necessary increased capacity.  This message appears to have been well received and resonated with several of the other companies that were viewing our product but were unsure of the real benefits of it in view of the fact that it appears sometimes to be slightly higher cost initially, when in fact a more detailed analysis demonstrates it’s not a higher cost in most cases even initially and certainly has the energy savings aspect.  So we are now, as a result of this conference, bidding on several projects in Central America, as well as South America.

These are items which we need to do in all places around the world, to appear at these conferences.  And of course the best thing that occurred in this case is that one of our customers spoke quite glowingly of our products and the savings that they achieved, which is far better than us speaking on the subject ourselves.

In China, we remain very optimistic about the continued demand in China, even though we are disappointed with the enduring softness of the order flow from the current stranding manufacturer and distributor.  The downturn in the China market appears to have been started by the economic downturn, and therefore, there is less requirement for expansion of the capacity of the system.  And therefore, they put off some of the smaller re-conductoring projects.  The big thrust appears to be in the new large high-voltage transmission corridors which they’re trying to set up throughout China to take advantage of the—I would say almost the downturn now and their economic stimulus plans to create a massive infrastructure for the growth that they’re anticipating in the future or seeing in China.  These corridors would take many months to plan, implement, and so on.  We have been approved in the 500 kilovolt, and some of these are actually in the 1,000 kilovolt, and we’re now in the process of getting those—a demonstration and test worked out, which there shouldn’t be any issue at all due to the higher voltage.

Our efforts there are complex, and it’s basically to understand some of the factors the state grid uses to analyze the economics of the line.  Marv Sepe has just returned from quite a period of time in China, where he was analyzing each of these and lining up some potential orders and working through some of the details of resistance, which in no case has to do with the quality of the product or the fact that the—this is the best product to solve the problems of the market in terms of the energy savings, as well as to handle the increased capacity demand.  So that appears to be clear in most of their minds that this is the best product.  The only question is can the price be lowered if it was manufactured to a greater degree in China.  And to a large part, this has to do with how much people charge for the aluminum and the stranding charges.  So getting a handle on all this and working out possibly a different structure as to how we execute this in China is what is going on, including setting up a new subsidiary in China, which we are currently doing, that will—has begun to hire—recruit sales application engineers.  And these engineers would run software which we use here to make our sales and which we believe are very critical but which have not been used in the past in the Chinese market.  So this, we believe, will restore the production requirements of—in critical orders from China, as the market still remains huge in that particular area.

In the US, I think the key factor here is we are working on our political lobbying efforts and political efforts and with the PUCs, and these are efforts which John will be expanding on with utilities as well—with heads of utilities to say that they really cannot ignore this—the fact that this has the energy efficiency, has some of the CO2 reductions.  You can relate this all different manners as to whatever real requirement is the best for your utility and the real demands that are being placed on you, whether it’s increased capacity, or it’s reduction in CO2 emissions, or whether it’s savings of energy or a better green footprint.  So to this degree, we are confident that the US market will expand this year, and we have many projects in the pipeline here that need to be finalized and closed.

This marketing message, we’re expanding our PR efforts and our ability to communicate the fact that there really appears to still be no product which offers the best combination of this energy efficiency, capacity, and a return on investment than our particular product, our ACCC conductor.  It fits really square in these issues facing the utilities.  Almost every utility has the same issues today, and it is something which we feel if everyone completely understands it and if we can communicate it even in a more simple, one-page ability, this story will take hold.  It has already, as we pointed out, been deployed faster than any other conductor in the utility market which is historically very slow to adopt any new technology.  It has been proven out through the last hundred years.

We continue to battle to protect the intellectual property of the company against various copycat companies that are in the US and in other countries around the world who seek to steal the technology and market its products in the market.  This is the price, of course, of having a great, new, accepted product.  It’s supposedly an excellent form of flattery to have knockoff products.  It’s an expensive form, though, I might point out, and we’ve recently sent an IT team to China to engage with our existing IT attorneys there to protect patents in China.  Protecting is really a critical and very important issue for the company, one that we will not ignore.  We are confident in our patents and their defensibility.

On the manufacturing side, we’ve continued to reduce the material costs and to provide multiple sources for critical materials.  We maintain a world-class manufacturing operation which we recently recertified to standards, upgrading to ISO 9001 2008 requirements.  Our process remains tightly controlled, with all operations fully documented and capable of full statistical process control.  We’re very confident in every aspect of our internal processing and now need to extend that confidence to operations outside of our factory.  Therefore, we spent a good deal of time in this quarter addressing the handling and inspection of ACCC conductors installed in the field.  We’re developing non-destructive field inspections, handling procedures, and additional fixtures for the installation process to enhance our ability to provide flawless conductor installation.  We believe that the—let’s see.  We are pleased with the progress in this area and expect to field new inspection and handling techniques early next year.

We know enough about our global markets now to understand what particular issues are preventing penetration in each area.  Reducing the processing costs, especially the cost of stranding in each area, is a critical step, and we’re taking those steps now to create this low-cost stranding capabilities in multiple places around the globe.  As we stated before, we’re adding new partners or new strategic relationships in these areas, and we’ll be announcing them as they come to pass in the next months.

In summary, even though we are emerging from a down period of business at a slower pace than we had hoped, we remain very optimistic on the success and growth of the CTC Cable business, principally because it is a product that does the best job for today’s solutions, for the problems of the overloaded grids, and the demand for greater power, and the energy efficiency.  We have tight control of our operations, and we understand how to apply the product.  We are aggressively moving to meet the market (unintelligible) targets and to provide all of the sales support and marketing materials which are needed to convince the customers that this is the product for them.  As these things come together for us, we believe that it will create the market that we anticipate for 2010 and a value for our shareholders.

And with this, I believe it’s time to turn this over to questions and answers.

Operator:                                        Thank you.  We’ll now have a question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.  If you’d like to withdraw your question, please press the star, followed by the two.  And if you’re using speaker equipment, please lift the handset before making your selection.  One moment, please, for our first question.

Once again, ladies and gentlemen, if you would like to ask a question, please press star, one at this time.

Benton Wilcoxon:                          Well, if there are no questions, then I would like to thank all our shareholders for the support and for attending our call today.

Operator:                                        Pardon me, sir.  We have a question from the line of Mike Breard.
Benton Wilcoxon:                           Okay.

Operator:                                        With Hodges Capital Management.

Mike Breard:                                  Okay, thank you.  I had to press it about six times.  But just several questions.  About a year or so ago, you mentioned you had 400 million in possible orders.  Now, you’re mentioning 800 million in possible orders.  Is this a combination of quite a few—say, 10 to $20 million orders?  Or are you working on some that might be 50 to 100 million?  Or what causes you to increase that number to 800 million?

Marv Sepe:                                      I’ll address that.  This is Marv Sepe.  If you look at our sales pipeline and the opportunities we have, we have a great deal of opportunities, many, many opportunities in the pipeline.  They run from very small contracts to some quite large.  The increase in number really comes from a much higher number of opportunities, as opposed to picking up one or two major contracts.  There are some big ones in there.  The timing of those takes a little bit longer to actually come to fruition.  But as reference to some of the text that Benton has gone through, we’ve greatly increased our sales presence.  We’ve even greatly increased the number of people we have in the field.  And that has translated to a very large increase in the number of opportunities that will eventually come down the pipe.  Of course, identifying the opportunity and matching up the schedule as to when it’s going to hit the books is always—takes a bit of time.  So we’re encouraged by the increase in the number of opportunities, and we’re sure those will get to the table eventually.

Mike Breard:                                 Okay.  Your contract—the original contract with your people in China expires next month.  Is that likely to be extended, or are you likely to go with another distributor there, or what’s the situation in China?

Marv Sepe:                                     As Benton mentioned earlier again, and he’ll state in a second, is we’ve been in China quite a bit this year.  We are restructuring how we go to market in China.  And the form of that will be announced here before too long.  We have many options to attack there, and we’ll see how fast we can bring them all to the table.  We stay in close contact with our distributor there, and they’re still a very good source for us.  But how we structure the agreement and how we handle our presence in China is still being worked at the moment.

Mike Breard:                                 Okay.  You mentioned that you had to give a discount.  It seemed to refer to a 500 kilovolt line, and then apparently, that 500 kilovolt line has never been installed.  Did you give discounts on other type of line in the country?

Marv Sepe:                                    That particular line, the reason it did not go to a 500 KV line is it was put on hold and upgraded to 1,000 KV.  We are not yet capable of—or we are not yet certified for 1,000 KV in China.  So the material is there.  There are other 500 KV lines in China in negotiation that will soak up that material.

Mike, it goes a little bit toward the discussion or toward the statements we made on the call about trying to meet the price points of the market.  We have a great deal of experience in this market now, and we have a very close relationship with the ultimate customers.  And they’ve been very open to us what the price point we need to be at for rapid penetration, or massive penetration, of the product in the market.  We have those benchmarks ahead of us.  We’re structuring our operations to get there.  And when we have that in hand, which we believe will be soon, then that’ll sort of lower the last barrier in that major market for us.

Mike Breard:                                   Okay.  So you’re actually opening an office in China.  I assume that would help you quite a bit since you would then become a local company.

Marv Sepe:                                      It’s a major part of the strategy of China.  China loves this product, has mandated it from the top to the bottom for technical performance and its green benefits, but they’re very loathe to mandate the use of a product that’s not made in China.  It’s just a political issue.  We recognize the need and the strategy, and we’re responding.

Mike Breard:                                 Okay.  All right.  The other problem you seem to be having in China is the patent issue.  You had mentioned you wanted to fight that in China and other places.  I know that takes forever to get that kind of thing worked out, but you’ve got a four or five year lead time on testing and that kind of thing.  Is it…  I would assume whether you have a patent problem or not, you would be way ahead of the competition.

Benton Wilcoxon:                           I think, you know, we don’t really view it as a patent problem.  It’s something that the legal department just handles.  It’s what any company does with their intellectual property.  You just have to always protect and defend it.  It is the only proven product.  You’re correct.  And we do have a long lead time.  Everything is still completely valid.  And therefore, you know, we’re proceeding forward and don’t really view it as a problem, other than someone reading some negative press or PR.  That’s the only issue that exists.

Mike Breard:                                 Well, the other issue is the expense.  You are spending quite a lot of money fighting it.  I guess you can’t do it any cheaper, though.  That’s just the way it is.

Benton Wilcoxon:                          Every technology company has the same issue if they have a real product.  That’s just the…  That’s the nature of the beast.

Mike Breard:                                 Okay.  And then the settling of the final DeWind obligations, you’re showing accounts payable and other accrued liabilities, 39.4 million.  And you say 22 of that is related to now insolvent European subsidiaries.  What’s the other 17 million?

DJ Carney:                                     Hold on a second, Mike.  I’ll be right with you on that one.  There’s…  Most of the liabilities associated with that are sort of…  Some of these are mired in some legal disputes that we have, so I don’t really want to…  My lawyers are waving at me across the room to say no, we don’t really want to talk about that.  But they’re all…  There are certain things that we have recorded on our balance sheet as liabilities that are former DeWind liabilities that, you know, we’re not expecting or hoping, certainly, that we have to pay for.  And so the short answer…  That’s the short answer.  The long answer would take me about three hours to get into.

Mike Breard:                                 Okay.  All right.  I guess I’ll ask it anyway.  Is it possible to just offer a settlement and take a lot of that money out of escrow?

DJ Carney:                                     Well, there’s several separate issues.  And so there’s a…  There’s one issue where we have certain amounts.  We have 17 million escrowed for the DSME deal.  That’s 17 million in restricted cash.  There’s a separate issue where we have liabilities related to the residual—the part of the business that we did not sell to DSME.  So the 17 million is an amount that’s escrowed to—by the DSME group specifically related to terms and conditions in the deal that we did with DSME.  Okay?  Then there’s another group, another issue, which relates to residual DeWind liabilities from primarily European subsidiaries. They’re separate issues.  It’s not the same issue.  Although they’re somewhat related, they’re separate issues.

Mike Breard:                                 Okay, that’s the FKI deal you talked about?

DJ Carney:                                     Yes, and that’s the thing my lawyers are waving their arms.

Mike Breard:                                 Okay.  All right.  Well, I understand that.  One other question.  You do warrant your conductor.  Have you had any claims under that warranty provision?

Marv Sepe:                                      No, we’ve not had a single warranty claim.

Mike Breard:                                 Okay.  All right.  Well, good.  I guess that would be…  That would seem to me to be very unusual for a new product.

Marv Sepe:                                      Yes, the…  We feel very strong about the product.  We’ve not had a single warranty claim.  Anything that’s happened to the product in the field has all been field-related and—or install-related—and not a product warranty issue.

Mike Breard:                                   Okay.  All right.  I hate to ask this, but in the US, are you getting to the point where you’ve done all the tests you can possibly think of for your customers?  I guess AEP, in particular, I know you’ve been talking to them for years about bigger contracts.  Do you think something might happen there fairly soon?  I mean you can’t possibly have any more tests in the backlog, can you?

Marv Sepe:                                      Well, Mike, you’d be surprised.  People can dream up tests that you could never, ever imagine.  We’ve spent millions of dollars on testing on this product in every way, shape, and form, and have absolutely superior results all the way through.  So any time somebody throws a new test at us, we spend the time and the money and do it if it leads towards greater product acceptance or proof of the product.  And we just keep doing it.  We think we’ve done just about everything people have asked for.  There are new standards being developed all over the world and people come up with crazy things that we have to perform to, but we address it and we do a great job.  So we’re not afraid of testing.  That’s actually a very strong asset for us.

Mike Breard:                                 Okay.  And then you had also mentioned you’re considering vertical integration.  Have you looked into doing a deal with someone besides General Cable for stranding, or have you looked into doing the stranding yourself?

Marv Sepe:                                      Well, there are a lot of strategic opportunities for us, and we can’t go into those details, Mike.  But you’re right.  We know about vertical integration.  It is probably a necessity for us, and we’ll get there.

Operator:                                        Thank you.  And our next question comes from the line of Dan Perlmutter.  Please go ahead.

Marv Sepe:                                      Hello, Dan.

Dan Perlmutter:                            Yes; thank you.  I was concerned about the patent action by this—apparently a local company in Dana Point.  Are they one of our competitors?  And is it possible that they have a superior product?

Benton Wilcoxon:                          Well, since they haven’t introduced the product to our knowledge anywhere or sold it anywhere, it’s kind of hard to be threatened by it.  They don’t have any patents granted.  You know they don’t have a manufacturing operation, so let’s put it this way.  We don’t stay up at night worrying about them.

Dan Perlmutter:                             What do they have to gain by doing this?

Benton Wilcoxon:                          If you look at their press release, apparently some kind of a vendetta or some kind of a negative…  It’s hard to say.  It doesn’t make much sense.

Dan Perlmutter:                            Thank you.

Benton Wilcoxon:                          Okay?

Operator:                                        And our next question comes from the line of Eric Grant.  Please go ahead.

Eric Grant:                                     Can you comment on the Board’s justification of the lowering of the exercise price of executive options, given the company’s poor performance?

Benton Wilcoxon:                           Right.  Well, this has been quite a while ago, and I think that the reasoning for it was that there had to be some incentives for the team.  There’s no bonus plans, there’s…  And the real reason for the crisis and the orders getting cancelled was not a direct result of the company’s activities but was a result of the economic downturn in which the banks cut off the financing for the customers and the wind farms.  This strategy was something that several companies did, and I believe it was effective in keeping the team incentivized.

Eric Green:                                     Well, this creates—correct me if I’m wrong—about a 3% dilution.

DJ Carney:                                     The number of options didn’t change.  All that happened was that the price changed.

Eric Green:                                     I agree.  And (unintelligible).

DJ Carney:                                     And so there is no additional dilution by re-pricing of the options.

Eric Green:                                     If the stock is under the strike prices, there are.

DJ Carney:                                     We’re…  Speaking for myself—this is DJ, the CFO—I’m not in this to—for the stock to be, you know, $0.35 or $0.40 a share or even $1 a share.  We’re looking to make this thing hugely successful.

Eric Green:                                     Well, I’m a shareholder so…  Thank you.

DJ Carney:                                     Thank you.

Operator:                                        Ladies and gentlemen, this concludes the question-and-answer session.  Mr. Wilcoxon, please continue with any closing statements.

Benton Wilcoxon:                           Well, as I had started to say earlier, I appreciate all of you shareholders’ support and your taking the time to listen to our call today.  And we look forward to your continued support and our next call and our next quarterly update.  With that, thank you and have a Happy Holiday.

Operator:                                        Ladies and gentlemen, this concludes the Composite Technology Fourth Quarter and Year End 2009 Conference Call.  Thank you for your participation.  You may now disconnect.